Exhibit 10(xiv)
Consulting Agreement
This letter when signed below shall constitute a contract between American Oil & Gas, Inc. (“AOG”) and Feagans Consulting, Inc. (“FCI”) whereby the two parties have agreed that, subject to the other terms and conditions of this contract, FCI shall provide consulting services to AOG for the 18 month period from January 1, 2006 through June 30, 2007 (the “Consulting Period”). As compensation for providing these consulting services, FCI shall receive from AOG the following: 1) $4,000.00 per month payable on a monthly basis during the Consulting Period (the “Cash Compensation”); and 2) a total of 27,000 shares of AOG common stock, (the “Shares”) with 1,500 of the Shares earned as of the last day of each month during the Consulting Period (the “Share Compensation”). AOG will issue a stock certificate in FCI’s name for the aggregate of the Share Compensation to be earned by FCI in accordance with the terms of this contract (27,000 shares) as soon as practical after January 1, 2006. AOG will hold this certificate in its offices until it is delivered to FCI on or before April 30, 2007 or 60 days after a Termination Notice as defined below.
FCI understands that for purposes of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Shares will be subject to holding periods that commence with respect to each block of 1,500 Shares and any remainder on the last day of the month in which those Shares were earned. FCI further understands that the Shares will bear a restricted legend and will either have to be registered under the Securities Act or sold under Rule 144 of the Securities Act.
AOG hereby agrees to provide piggyback registration rights whereby AOG will include the Shares on any registration statement or amendment to such registration statement the Company intends to file with the SEC for its own account or for the account of any of its stockholders, other than a registration statement for which these Shares are not eligible or qualified.
In addition to the above mentioned compensation, AOG also agrees to pay travel and travel related expenses that FCI may incur on travel outside the greater Denver, Colorado area on a pre-approved case-by-case basis.
Either party to this agreement may terminate this contract at any time for any reason by providing 60 days written notice to the other (the “Termination Notice”). If early termination occurs, both the $4,000 per month Cash Compensation from AOG to FCI and the earning of 1,500 shares per month of AOG common stock by FCI will cease 60 days after the Termination Notice.
In the event that AOGI is merged with or acquired by an outside entity prior to the earlier of (i) June 30, 2007 or (ii) 60 days after the Termination Notice, AOG agrees that FCI shall be entitled to receive all earned and unearned Shares (a total of 27,000 Shares), together with that portion of the Cash Compensation earned by FCI in accordance with the terms of this contract through the effective date of the merger or acquisition.
AOG agrees to indemnify and hold harmless FCI, its officers and directors (collectively referred to as the “FCI Parties”) from and against any and all losses, claims, damages, liabilities, expenses, costs and attorneys’ fees to which any of the FCI Parties may become subject as a result of, or related to, this consulting agreement unless a court of competent jurisdiction, or mutually agreed to arbitration, determines that such loss, claim, damage, liability, expense, costs and attorneys’ fees resulted from the negligence or willful misconduct of an FCI Party. FCI agrees to indemnify and hold harmless AOG, its officers, directors and agents (collectively referred to as the “AOG Parties”) from and against any and all losses, claims, damages, liabilities, expenses, costs and attorneys’ fees to which any of the AOG Parties may become subject as a result of, or related to, the actions or inactions of any of the FCI Parties unless a court of competent jurisdiction, or mutually agreed to arbitration, determines that the actions or inactions were within the reasonably contemplated scope of this consulting agreement and did not involve the negligence or willful misconduct of any of the FCI Parties. If either party must enforce the terms of this indemnification provision, or defend against the application of this indemnification provision, in a court of competent jurisdiction or arbitration proceeding, the prevailing party shall be entitled to an award of all reasonable costs and attorneys’ fees.
Corporate Data and Information. FCI acknowledges that, in connection with FCI’s performance under this contract, FCI will be and/or has been entrusted with or will otherwise obtain certain non-public information (the “Information”), including trade secrets, marketing plans, and confidential or specialized data and/or other information related to the business of AOG and/or AOG’s customers, suppliers and co-venturers. In consideration of FCI’s engagement through and at the time of the disclosure to FCI of the Information, FCI agrees and covenants with and unto AOG that:
     a. FCI will use the Information solely in the performance of FCI’s services on behalf of and as requested by AOG.
     b. FCI will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against AOG or subsidiaries or affiliates of AOG or their respective officers, directors, employees, contractors, agents, representatives, clients or customers, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law, and FCI affirmatively represents and affirms that FCI has not done so.
     c. All Information shall remain the property of AOG, and all Information, and other information including but not limited to manuals, reports, correspondence, operating data and results, diagrams, computer programs, diskettes, supplies and equipment, shall be returned to AOG at the earlier of (i) five days after AOG’s request, or (ii) upon the termination of FCI’s engagement with or employment by AOG. FCI shall not make or retain any photocopies, photographs or other reproductions of the

Information, or any portion thereof. FCI shall not disclose to any person either the fact of the receipt of the Information or the occurrence of discussions and/or negotiations between AOG and FCI or otherwise concerning the business or operations of AOG. In no event shall FCI be deemed by virtue of this contract to have acquired any right or interest of any kind in or to the Information.
     d. Any other use of this Information at any time during or after the term of this contract is prohibited. Further, FCI understands that AOG is a publicly traded company and it is important for AOG to protect the rights of its shareholders. FCI understands that applicable federal securities laws impose significant restrictions concerning the use or disclosure of material non-public information in general and in buying or selling, or discussing with others the possibility of buying or selling AOG’s stock by persons who have access to material non-public information concerning AOG. FCI understands that FCI is subject to these restrictions, and FCI agrees that FCI will not buy or sell AOG’s stock, or otherwise improperly use any such material non-public information at any time that FCI possesses material non-public information concerning AOG. FCI understands that it is prohibited from communicating material non-public information to any person, with the exception of employees and board members of AOG to whom FCI must disclose such information in order to carry out its responsibilities under this agreement, without first obtaining the approval to do so from AOG management.
     e. It is expressly agreed that the terms and conditions set forth under this section entitled “Corporate Data and Information” (including subparagraphs a through e) shall continue to apply after any termination of this contract.
Except as provided in this contract, (i) nothing contained herein shall be deemed or construed as creating a joint venture, partnership, employer/employee or any other relationship between AOG and FCI, (ii) neither AOG or FCI is authorized as an agent, employee or legal representative of the other, (iii) neither AOG or FCI shall have the power to control the activities and operations of the other, and (iv) FCI is, and at all times will continue to be, an independent contractor.
All notices required or permitted under this contract shall be in writing and shall be delivered as follows with notice deemed given as indicated (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by facsimile transmission when confirmed by facsimile transmission, or (iv) by United States mail, postage prepaid, three (3) days after deposit in the mail addressed as follows:
     If for AOG:
American Oil & Gas, Inc.
Andrew P. Calerich
President and Chief Financial Officer
1050 17th Street, Suite 1850
Denver, CO 80265
Fax: 303-595-0709

     If for FCI:
Feagans Consulting, Inc.
Neal Feagans
President
1433 Oakleaf Cr.
Boulder, CO 80304
Fax: 303-449-1226
An address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.
This contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written with respect to the subject matter hereof. This contract supersedes any prior written or oral agreements between the parties.
This contract may be modified or amended if the amendment is made in writing and is signed by both parties.
If any provision of this contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.
This contract shall be governed by the laws of the State of Colorado, without regard to the conflicts of laws principles.
The parties may execute this contract in any number of counterparts, each of which will be deemed an original.
ACCEPTED AND AGREED
TO THIS 30th DAY OF DECEMBER, 2005:

FEAGANS CONSULTING, INC.		AMERICAN OIL & GAS, INC.
By:	/s/ Neal Feagans	By:	/s/ Andrew P. Calerich
	1/7/06		Name: Andrew P. Calerich
	Name: Neal Feagans		Title: President and CFO
Title: President

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